The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the Notes, and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated January 23, 2020

Preliminary Pricing Supplement (To the Prospectus dated August 1, 2019 and the Prospectus Supplement dated August 1, 2019)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-232144

$[•] Cash-Settled Equity-Linked Notes Linked to the Common Stock of Microsoft Corporation due February 4, 2025 Global Medium-Term Notes, Series A

GENERAL

•                  We are offering Cash-Settled Equity Linked Notes (the “Notes”), which are direct, unconditional, unsecured and unsubordinated obligations of Barclays Bank PLC, maturing on February 4, 2025. Any payment on the Notes is subject to the credit risk of Barclays Bank PLC and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The notes do not constitute deposit liabilities of either Barclays PLC or Barclays Bank PLC, and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

•                  The payments on the Notes will depend on the performance of the common stock of Microsoft Corporation (the “Reference Asset”).

•                  The Notes may be converted for cash at the option of investors by providing notice to Barclays Bank PLC on any scheduled trading day after January 23, 2024 to and including December 31, 2024. Notes will be converted (for cash) automatically on the Maturity Date as described below.  We may not redeem the Notes prior to maturity.

•                  All payments on the Notes will be made in cash.  You will not have the option to convert the Notes into shares of the Reference Asset.

•                  The Notes will not be listed on any securities exchange. The Notes will be issued in denominations of $1,000 and whole multiples of $1,000 in excess of $1,000.

KEY TERMS

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Reference Asset:

The common stock of Microsoft Corporation (the “Reference Asset”) (Bloomberg ticker symbol “MSFT US <Equity>”).  The issuer of the Reference Asset is not involved in this offering and has no obligation with respect to the Notes.

Initial Issue Price:	$1,040 per $1,000 principal amount Note.
Inception Date:	January 23, 2020
Issue Date:	January 30, 2020
Maturity Date:*	February 4, 2025

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)	Price to Public	Agent’s Commission(2)	Proceeds to Barclays Bank PLC
Per Note	$1,040	104.00%	0.00%	104.00%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Our estimated value of the Notes on the Inception Date, based on our internal pricing models, is expected to be $1,013.00 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

(2)          Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-10 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Valuation Dates:*

For purposes of payment at maturity, the Valuation Dates will be each of the 20 consecutive scheduled trading days from and including January 2, 2025 to and including January 30, 2025

For purposes of any payment upon Optional Early Cash Conversion, the Valuation Dates will be each of the 20 consecutive scheduled trading days (the “Optional Early Cash Conversion Period”), beginning on and including, the scheduled trading day immediately following the relevant Early Cash Conversion Date (as defined below).

Payment at Maturity:

If you have not elected an Optional Early Cash Conversion of the Notes, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold in an amount equal to the sum of the Daily Values (as defined below) for each of the 20 applicable Valuation Dates:

Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Optional Early Cash Conversion:

Subject to the notification requirements set forth under “Optional Early Cash Conversion Procedures” in the “Additional Terms of the Notes” in Annex A of this pricing supplement, the Notes may be converted for cash at the option of investors by providing notice (an “Early Cash Conversion Notice”) to Barclays Bank PLC on any scheduled trading day after January 23, 2024 to and including December 31, 2024.

If you do not comply with the procedures set forth under “Optional Early Cash Conversion Procedures” in the “Additional Terms of the Notes” in Annex A of this pricing supplement for an early conversion, your attempt to convert the Notes will be deemed ineffective. Your delivery of the notice of early conversion described below will be irrevocable.

Payment upon Option Early Cash Conversion

Your payment upon an Optional Early Cash Conversion per $1,000 principal amount of the Notes will be an amount in cash equal to the sum of the Alternative Redemption Amounts (as defined below) for each of the 20 relevant Valuation Dates and will be paid on the Early Cash Conversion Payment Date. You will lose some or all of your principal amount if you convert your Notes for cash early and the average of the Settlement Values on the relevant Valuation Date is less than the Threshold Value.

Investors will not receive their payment, if any, upon any Optional Early Cash Conversion until the Early Cash Conversion Payment Date (as defined below).

Early Cash Conversion Date:	The date on which the notice requirements for an Optional Early Cash Conversion are met. See the section entitled “Optional Early Cash Conversion Procedures” in this pricing supplement.
Early Cash Conversion Payment Date:*	The second Business Day immediately following the final Valuation Date in the relevant Optional Early Cash Conversion Period.
Daily Value:	For each Valuation Date, an amount equal to the greater of: (1) $50.00; and (2) the Alternative Redemption Amount for such Valuation Date.
Alternative Redemption Amount:

For each Valuation Date, the Alternative Redemption Amount will equal $50.00 multiplied by a ratio determined by dividing the Settlement Value on the Valuation Date by the Threshold Value, calculated as follows:

$50.00 x [Settlement Value / Threshold Value]

Settlement Value:	For each Valuation Date, the Adjusted Closing Price of the Reference Asset on such Valuation Date multiplied by the Multiplier in effect on such Valuation Date.
Initial Value:	$[•], which is equal to the arithmetic average of the Volume-Weighted Average Price on each of the two scheduled trading days following the Inception Date.
Threshold Value:	$[•], which is 120.00% of the Initial Value.
Adjusted Closing Price:

For any scheduled trading day, the product of:

▪                   the closing price of the Reference Asset on such Valuation Date, as further described under “Reference Asset—Equity Securities—Special Calculation Provisions” in the prospectus supplement, and

▪                   the Dividend Adjustment Factor on such scheduled trading day.

Volume-Weighted Average Price:

For any scheduled trading day, the volume-weighted average price (“VWAP”) of one share of the Reference Asset on such scheduled trading day means such price as calculated by Bloomberg L.P. and displayed on Bloomberg page “MSFT US <EQUITY> AQR”, or any successor page, in respect of the period from 9:30 a.m. to 4:00 p.m. New York City time on such scheduled trading day; provided that if on any Valuation Date, Bloomberg does not calculate and report the VWAP on such day, the calculation agent shall calculate the VWAP on such day.

Dividend Adjustment Factor:

On the Inception Date, the Dividend Adjustment Factor shall be 1.00.  Thereafter, on the ex-date of Regular Cash Dividends, the new Dividend Adjustment Factor shall equal the product of:

(i)                                     the prior Dividend Adjustment Factor, and

(ii)                                  the quotient of (a) the closing price of the Reference Asset on the scheduled trading day immediately preceding the ex-date (the “Ex-Dividend Closing Market Price”) and (b) the Ex-Dividend Closing Market Price minus the difference between (x) Regular Cash Dividend minus (y) the Base Dividend.

On any scheduled trading day that is not an ex-date of regular cash dividends, no adjustment will be made to the Dividend Adjustment Factor, provided that if no ex-date occurs in a calendar quarter, the last scheduled trading day in such calendar quarter will be deemed an ex-date for that purpose.

Regular Cash Dividend:	The regular cash dividend per share of the Reference Asset paid by the Reference Asset Issuer.
Base Dividend:	From the Inception Date to, and including, the final Valuation Date, $0.51 per calendar quarter.
Multiplier:

The multiplier will initially be 1.0, subject to adjustment under various circumstances as described in section entitled “Additional Terms of the Notes—Adjustments to the Terms of the Notes” in Annex A of this pricing supplement.

Consent to U.K. Bail-in Power:

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS–2 of this pricing supplement.

Purchases by Affiliates:

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Listing:	The Notes will not be listed on any exchange.
Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof
Business Days:	New York and London
Business Day Convention:	Following; Unadjusted
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN	06738G8A1 / US06738G8A15

*                                          Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the prospectus supplement dated August 1, 2019, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm

•                  Prospectus Supplement dated August 1, 2019:

http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range of any other term of the Notes as may be set forth in this pricing supplement. We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Inception Date, based on prevailing market conditions on or prior to the Inception Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Inception Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Inception Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes expected to result from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Inception Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Inception Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Inception Date for a temporary period expected to be approximately twelve months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS–10 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Inception Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Inception Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces periodic interest or coupon payments or other sources of current income

•                  You anticipate that the sum of the Daily Values for each of the applicable Valuation Dates will greater than $1,000

•                  You understand and accept that you may not earn any positive return on your Notes and that you will not participate in the full appreciation of the Reference Asset

•                  You are willing to accept the risk that your initial investment in the Notes may result in a loss at maturity

•                  You can tolerate a loss of a significant portion or all of the principal amount of your Notes upon an Optional Early Cash Conversion

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Asset

•                  You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Reference Asset or any securities to which the Reference Asset provides exposure, nor will you have any voting rights with respect to the Reference Asset or any securities to which the Reference Asset provides exposure

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the Notes to maturity

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces periodic interest or coupon payments or other sources of current income or otherwise provides for a guaranteed positive return

•                  You do not anticipate that the sum of the Daily Values for each of the applicable Valuation Dates will be greater than $1,000

•                  You are not willing to accept the risk that your initial investment in the Notes may result in a loss at maturity

•                  You seek an investment that provides for the full repayment of principal upon an Optional Early Cash Conversion, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You seek an investment that allows you to participate in the full appreciation of the Reference Asset

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Asset

•                  You seek an investment for which there will be an active secondary market and/or you are unwilling or unable to hold the Notes to maturity

•                  You seek an investment that entitles you to dividends or distributions on, or voting rights related to the Reference Asset or any securities to which the Reference Asset provides exposure.

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY OR UPON AN OPTIONAL EARLY CASH CONVERSION

The following table illustrates the hypothetical payment at maturity or, alternatively, upon an Optional Early Cash Conversion on the Notes under various circumstances.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.  The examples set forth below are purely hypothetical and are provided for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The actual returns applicable to a purchaser of the Notes will depend on the Settlement Value of the Reference Asset on each Valuation Date.  The payment at maturity or upon Optional Early Cash Conversion will be determined over 20 applicable Valuation Dates, with each Valuation Date determining 1/20th of such payment.  The numbers appearing in the following table and examples have been rounded for ease of analysis.  The examples in the following table do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                               Hypothetical Initial Value: $104.00*

▪                               Hypothetical Threshold Value: $120.00, which is 120.00% of the hypothetical Initial Value set forth above

▪                               Hypothetical Settlement Values: As set forth in the table below on each of the 20 applicable Valuation Dates

▪                               The Dividend Adjustment Factor is 1.00 with respect to each scheduled trading day during the term of the Notes

*The hypothetical Initial Value of 104.00 has been chosen for illustrative purposes only and does not represent a likely Initial Value. The actual Initial Value will be equal to the arithmetic average of the Volume-Weighted Average Price on each of the two scheduled trading days following the Inception Date.

In the case of the hypothetical payment and return on the Notes at maturity, the examples below assume that you hold the Notes to maturity and you have NOT elected an Optional Early Cash Conversion of the Notes.

For information regarding recent values of the Reference Asset, please see “Information Regarding the Reference Asset” in this pricing supplement.

Settlement Value of the Reference Asset on the Valuation Dates	Percentage Change from Initial Value to Final Settlement Value	Sum of Alternative Redemption Amounts	Payment at Maturity[1]	Return on the Notes at Maturity[2]	Payment Upon Optional Early Cash Conversion[1]	Return on the Notes Upon Optional Early Cash Conversion[2]
190.00	90.00%	$1,583.33	$1,583.33	52.24%	$1,583.33	52.24%
180.00	80.00%	$1,500.00	$1,500.00	44.23%	$1,500.00	44.23%
170.00	70.00%	$1,416.67	$1,416.67	36.22%	$1,416.67	36.22%
160.00	60.00%	$1,333.33	$1,333.33	28.20%	$1,333.33	28.20%
150.00	50.00%	$1,250.00	$1,250.00	20.19%	$1,250.00	20.19%
140.00	40.00%	$1,166.67	$1,166.67	12.18%	$1,166.67	12.18%
130.00	30.00%	$1,083.33	$1,083.33	4.17%	$1,083.33	4.17%
120.00	20.00%	$1,000.00	$1,000.00	-3.85%	$1,000.00	-3.85%
110.00	10.00%	$916.67	$1,000.00	-3.85%	$916.67	-11.86%
104.00	0.00%	$0.00	$1,000.00	-3.85%	$875.00	-15.87%
100.00	0.00%	$833.33	$1,000.00	-3.85%	$833.33	-19.87%
90.00	-10.00%	$750.00	$1,000.00	-3.85%	$750.00	-27.88%
80.00	-20.00%	$666.67	$1,000.00	-3.85%	$666.67	-35.90%
70.00	-30.00%	$583.33	$1,000.00	-3.85%	$583.33	-43.91%
60.00	-40.00%	$500.00	$1,000.00	-3.85%	$500.00	-51.92%
50.00	-50.00%	$416.00	$1,000.00	-3.85%	$416.00	-60.00%
40.00	-60.00%	$333.33	$1,000.00	-3.85%	$333.33	-67.95%
30.00	-70.00%	$250.00	$1,000.00	-3.85%	$250.00	-75.96%
20.00	-80.00%	$166.00	$1,000.00	-3.85%	$166.00	-84.04%
10.00	-90.00%	$83.33	$1,000.00	-3.85%	$83.33	-91.99%
0.00	-100.00%	$0.00	$1,000.00	-3.85%	$0.00	-100.00%

1 Per $1,000 principal amount Note.

2 Based on an issue price of $1,040 per $1,000 principal amount Note

Hypothetical Examples for Amounts Payable at Maturity

Example 1: The Settlement Value on each of the Valuation Dates is $110.00, which is greater than the Initial Value but less than the Threshold Value.

The Daily Value for each Valuation Date is calculated as the greater of:

(1)                                                                                 $50.00; and

(2)                                                                                 the Alternative Redemption Amount for such Valuation Date

= the greater of (1) $50.00 and (2) $50 x ($110.00/$120.00)

In this case, the Alternative Redemption Amount for each Valuation Date is $45.83.  Because the Alternative Redemption Amount is less than $50.00, the Daily Value for each Valuation Date is $50.00.  Consequently, the payment at maturity per $1,000 principal amount Note, which will be equal to the sum of the Daily Values for each of the 20 applicable Valuation Dates, is $1,000.00.

Example 2: The Settlement Value on each of the Valuation Dates is $70.00, which is less than the Initial Value and, accordingly, less than the Threshold Value.

The Daily Value for each Valuation Date is calculated as the greater of:

(1)                                                                                 $50.00; and

(2)                                                                                 the Alternative Redemption Amount for such Valuation Date

= the greater of (1) $50.00 and (2) $50 x ($70.00/$120.00)

In this case, the Alternative Redemption Amount for each Valuation Date is $29.17.  Because the Alternative Redemption Amount is less than $50.00, the Daily Value for each Valuation Date is $50.00.  Consequently, the payment at maturity per $1,000 principal amount Note, which will be equal to the sum of the Daily Values for each of the 20 applicable Valuation Dates, is $1,000.00.

Example 3: The Settlement Value on the Final Valuation Date is $160.00, which is greater than Initial Value and greater than the Threshold Value.

The Daily Value for each Valuation Date is calculated as the greater of:

(1)                                                                                 $50.00; and

(2)                                                                                 the Alternative Redemption Amount for such Valuation Date.

= the greater of (1) $50.00 and (2) $50 x ($160.00/$120.00)

In this case, the Alternative Redemption Amount for each Valuation Date is $66.67.  Because the Alternative Redemption Amount is greater than $50.00, the Daily Value for each Valuation Date is $66.67.  Consequently, the payment at maturity per $1,000 principal amount Note, which will be equal to the sum of the Daily Values for each of the 20 applicable Valuation Dates, is $1,333.33.

Hypothetical Examples for Amounts Payable Upon Optional Early Cash Conversion

Example 1: The Settlement Value on each of the Valuation Dates is $110.00, which is greater than the Initial Value but less than the Threshold Value.

The Alternative Redemption Amounts for each Valuation Date = $50 x ($110/$120) = $45.83

In this case, the Alternative Redemption Amount for each Valuation Date is $45.83.  Consequently, the payment upon Optional Early Cash Conversion, which will be equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates is calculated as follows:

Payment upon Optional Early Cash Conversion = $45.83 x 20 = $916.67

Thus, the payment upon Optional Early Cash Conversion will only be $916.67 per $1,000 in principal amount of the Notes, even though the price of the Reference Asset has increased 10% from the Initial Value to the Settlement Value.

Example 2: The Settlement Value on each of the Valuation Dates is $70.00, which is less than the Initial Value but greater than the Threshold Value.

The Alternative Redemption Amounts for each Valuation Date = $50 x ($70.00/$120) = $29.17

In this case, the Alternative Redemption Amount for each Valuation Date is $29.17.  Consequently, the payment upon Optional Early Cash Conversion, which will be equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates is calculated as follows:

Payment upon Optional Early Cash Conversion = $29.17 x 20 = $583.33

Thus, the payment upon Optional Early Cash Conversion will only be $583.33 per $1,000 in principal amount of the Notes, even though the price of the Reference Asset has only decreased 30% from the Initial Value to the Settlement Value.

Example 3: The Settlement Value on each of the Valuation Dates is $160.00, which is greater than the Initial Value and greater than the Threshold Value.

The Alternative Redemption Amounts for each Valuation Date = $50 x ($160.00/$120.00) = $66.67

In this case, the Alternative Redemption Amount for each Valuation Date is $66.67.  Consequently, the payment upon Optional Early Cash Conversion, which will be equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates is calculated as follows:

Payment upon Optional Early Cash Conversion = $66.67 x 20 = $1,333.33

Thus, the payment upon Optional Early Cash Conversion will only be $1,333.33 per $1,000 in principal amount of the Notes, even though the price of the Reference Asset has increased by 60.00% from the Initial Value to the Settlement Value.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings in the prospectus supplement:

•                  “Risk Factors—Risks Relating to the Securities Generally”; and

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities.”

In addition to the risks described above, you should consider the following:

•                  You Will Not Receive any Payments on the Notes Other than the Payment at Maturity or upon Optional Early Cash Conversion and Your Notes May Not Earn a Positive Return—You will not receive any interest or coupon payments on the Notes or any other payments other than the payment at maturity or upon Optional Early Cash Conversion. If the Settlement Value for each Valuation Date is equal to or less than the Threshold Value, your payment at maturity will be limited to the principal amount of your Notes and you will not earn any positive return. The return at maturity of the principal amount of your Notes plus any amount in excess thereof may not compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

•                  If You Convert Your Notes For Cash Early, You Will Lose Some or All of the Principal Amount of Your Notes Unless the Average of the Settlement Values on the Relevant Valuation Dates Exceeds or Equals the Threshold Value— If you elect to convert your Notes for cash early, the payment that you receive on the Early Cash Conversion Payment Date will be an amount in cash equal to the sum of the Alternative Settlement Amounts for each of the 20 Valuation Dates during the relevant Optional Early Cash Conversion Period.  As a result, if you elect to convert your Notes for cash early, and if the average of the Settlement Values on the relevant Valuation Dates is less than the Threshold Value, the sum of the Alternative Settlement Amounts will be less than $1,000 per $1,000 principal amount Note and the payment that you receive on the Early Cash Conversion Payment Date will be less than the principal amount of your Notes.  Accordingly, you may lose some or all of your principal amount upon an Optional Early Cash Conversion. Taking into account the Threshold Value of 120% of the Initial Value, the Reference Asset will need to appreciate by at least 20% from the Initial Value in order for you to receive at least your principal amount upon Optional Early Cash Conversion.  In addition, because the payment upon an Optional Early Cash Conversion will equal the sum of the Alternative Settlement Amounts for each of the 20 Valuation Dates during the relevant Optional Early Cash Conversion Period instead of the greater of $50 and the sum of such Alternative Settlement Amounts, the payment that you receive if you elect to convert your Notes for cash early will be less than the comparable payment you would have received had you held your Notes to maturity (assuming, for these purposes, that the Valuation Dates were the same for an Optional Early Cash Conversion as they were for Notes held to maturity) if the Settlement Value is below the Threshold Value on any of the 20 relevant Valuation Dates. Furthermore, you will not receive any further interest payments after the applicable Early Cash Conversion Date or any separate payment for any accrued and unpaid interest to the applicable Early Cash Conversion Date. Because your request to convert your Notes early is irrevocable, you will be subject to market risk if the market for the Reference Asset fluctuates after we receive your request.

•                  Because You Are Purchasing The Notes At A Premium To The Principal Amount, The Return On Your Investment Will Be Lower Than It Would Have Been If The Issue Price Were Equal To The Principal Amount And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected —You are purchasing the Notes at a premium to the principal amount.  However, the return on the Notes and the payment at maturity or upon Optional Early Cash Conversion, if any, will be calculated based on the principal amount of the Notes, which is lower than the issue price, and will not be adjusted based on the issue price.  As a result, the return on your investment in the Notes will be lower than it would have been if the issue price were equal to the principal amount.

•                  You Will Not Participate in the Full Appreciation of the Reference Asset—Even if the Settlement Value for each Valuation Date is greater than the Threshold Value, the payment on the Notes at maturity or upon an Optional Early Cash Conversion will reflect only appreciation of the Reference Asset on that Valuation Date in excess of the Threshold Value.  For example, assuming a Threshold Value of 120% of the Initial Value, if the applicable Settlement Value for all Valuation Dates were equal to 160% of the Initial Value, the payment on the Notes would be only $1,333.33 per $1,000 principal amount Note, for a return of 33.33%, even though the Reference Asset appreciated by 60% from the Initial Value. In addition, because the payment upon an Optional Early Cash Conversion on any Valuation Date will equal the Alternative Redemption Amount for that Valuation Date instead of the greater of $50 and that Alternative Redemption Amount, the payment that you receive if you elect to convert your Notes for cash early will be less than the comparable payment you would have received had you held your Notes to maturity (assuming, for these purposes, that the Valuation Dates were the same as an Optional Early Cash Conversion as they were for Notes held to maturity) if the Settlement Value is below the Threshold Value on any of the 20 relevant Valuation Dates. In contrast, a direct investment in the Reference Asset would allow you to receive the benefit of any appreciation in its value. Thus, any return on the Notes will not reflect the return you would realize if you actually owned shares of the Reference Asset and received the dividends paid or distributions made on them.

•                  Upon any Optional Early Cash Conversion of the Notes, You May Receive Less Cash Than Expected Because the Settlement Value of the Reference Asset May Decline After You Exercise Your Optional Early Cash Conversion Right but Before We Settle our Cash Conversion Obligation—If you elect to convert your Notes for cash early, you will be exposed to fluctuations in the Settlement Value of the Reference Asset during the period from the date you surrender your Notes for cash conversion until the Early Cash Conversion Payment Date. Upon any Optional Early Cash Conversion, the amount of cash that you will receive will be determined by reference to the Settlement Value of one share of the Reference Asset over a period of 20 Valuation Dates during the Optional Early Cash Conversion Period. Accordingly, if the Settlement Value of the Reference Asset decreases during this period, the amount of cash you receive will be adversely affected, and you may lose some or all of your principal amount.

•                  You Will Only be Able to Convert the Notes for Cash under Limited Circumstances Prior to Maturity—Subject to certain notice requirements, the Notes may be converted for cash at the option of the investors by providing notice to Barclays Bank PLC on any scheduled trading day after January 23, 2024 to and including December 31, 2024. If the specific conditions for an Optional Early Cash Conversion are not met, you will not be able to convert your Notes for cash early, and you may not be able to receive the amount of cash into which the Notes would otherwise be convertible. The calculation agent will have the sole authority to determine whether the conditions have been satisfied.

•                  You Will Not Receive the Payment Upon any Early Cash Conversion Until the Early Cash Conversion Payment Date, Even Though You Must Surrender Your Notes for Early Cash Conversion in Advance—Under the term of the Notes, if you elect to convert your Notes for cash early, you will receive your Early Cash Conversion Payment on the Early Cash Conversion Payment Date, which is the second business day immediately following the final Valuation Date in the relevant Optional Early Cash Conversion Period on which you must surrender your Notes for an Optional Early Cash Conversion.

•                  Your Investment in the Notes May Result in a Loss at Maturity—The return on the Notes is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Settlement Value is greater than the Threshold Value. Because the Issue Price is 104.00% of the principle amount, the Notes will not provide for any positive return at maturity if the Settlement Value on each Valuation Date is equal to or less than 104.00% of the Threshold Value. If the Settlement Value on each Valuation Date is equal to or less than the Threshold Value, you will receive only the principle amount of the Notes at maturity, resulting in a loss of approximately 3.85% of your initial investment.

•                  The Payment that You Receive on the Maturity Date Will Only Reflect Any Appreciation of the Reference Asset to the Extent that the Settlement Value for a Valuation Date Exceeds the Threshold Value—Unless the Settlement Value for at least one Valuation Date exceeds the Threshold Value, you will not earn any positive return on your Notes. If the Settlement Value on each Valuation Date is not greater than the Threshold Value, your payment per $1,000 principal amount Note on the Maturity Date or upon early redemption will be limited to $1,000. Accordingly, you may not receive any payments in excess of the principal amount of your Notes, even if the price of the Reference Asset appreciates from the Initial Value to the Settlement Value for each Valuation Date.

•                  The Payment at Maturity or upon Early Redemption is not Based on the Value of the Reference Asset any Time Other than the Settlement Value for each Valuation Date—The Settlement Value will be based solely on the closing price of the Reference Asset for each Valuation Date. Accordingly, if the price of the closing price of the Reference Asset drops on any Valuation Date, the payment at maturity or upon early redemption on the Notes may be significantly less than it would have been had it been linked to the price of such Reference Asset at a time prior to such drop.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a Default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Asset would have.

•                  Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The price of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the Notes. Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

•                  Single Equity Risk—The price of the Reference Asset can rise or fall sharply due to factors specific to the relevant Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset. We have not undertaken any independent review or due diligence of the Reference Asset issuer’s SEC filings or of any other publicly available information regarding such issuer.

•                  The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Inception Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees ( including any structuring or other distribution related fees) expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Inception Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Inception Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Inception Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Inception Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Asset. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Asset and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Reference Asset and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the market price of, dividend rate on and expected volatility of the Reference Asset;

o                the time to maturity of the Notes;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•                  Tax Treatment— As discussed further below under “Tax Considerations” and in the accompanying prospectus supplement, if you are a U.S. individual or taxable entity, you should be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity or upon any early cash conversion. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.

INFORMATION REGARDING THE REFERENCE ASSET

We urge you to read the following section in the accompanying prospectus supplement: “Reference Asset—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, are required to periodically file certain financial and other information specified by the SEC.  Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act by the company issuing the Reference Asset can be located by reference to the respective SEC file number specified below.

The summary information below regarding the Reference Asset comes from the company’s SEC filings. You are urged to refer to the SEC filings made by the company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of the issuer of the Reference Asset or of any other publicly available information regarding such issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the SEC filings of the Reference Asset or any other publicly available information regarding the Reference Asset.

We obtained the historical trading price information with respect to the Reference Asset set forth below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Microsoft Corporation

According to publicly available information, Microsoft Corporation develops, manufactures, licenses, sells and supports software products. Microsoft Corporation offers operating system software, server application software, business and consumer applications software, software development tools, and Internet and intranet software.

Information filed by Microsoft Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-37845, or its CIK Code: 0000789019. The common stock of Microsoft Corporation is listed on the Nasdaq Stock Market under the ticker symbol “MSFT”.

Historical Performance of the Common Stock of Microsoft Corporation

The graph below sets forth the historical performance of Microsoft Corporation based on daily closing prices from January 2, 2015 through January 22, 2020. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Common Stock of Microsoft Corporation

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TAX CONSIDERATIONS

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. Notwithstanding that the Notes may not pay the full issue price at or prior to maturity, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.

The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith. Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described under “—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Regardless of your method of accounting for U.S. federal income tax purposes, you generally will be required to accrue taxable interest income in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, even though we will not be required to make any payment with respect to the Notes prior to maturity or early cash conversion. Although it is not entirely clear how the comparable yield and project payment schedule should be determined when a debt instrument has an optional early cash conversion prior to maturity, we will determine the comparable yield for the Notes assuming no optional early cash conversion. Upon a sale or exchange (including upon any early cash conversion or redemption at maturity), you generally will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted tax basis in the Notes. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations.

The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

After the original issue date, you may obtain the comparable yield and the projected payment schedule by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of any payment that we will pay on the Notes.

You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the excess (if any) of the Payment at Maturity or early cash conversion over the face amount of the Notes, although the Internal Revenue Service (the “IRS”) could challenge this position. The U.S. federal income tax treatment of any amounts attributable to the Dividend Adjustment Factor is uncertain. We expect to treat the payment of any amounts attributable to the Dividend Adjustment Factor as exempt from U.S. federal income tax (including withholding tax), provided that such amount is not effectively connected with your conduct of a trade or business in the United States. We believe this treatment is reasonable, but the IRS, other withholding agents or a court may disagree and treat any such payment (and any sales proceeds attributable to the Dividend Adjustment Factor) as subject to U.S. federal withholding at a rate of 30% unless you provide a properly completed Form W-8 appropriate to your circumstances claiming eligibility for a reduction of or an exemption from withholding.

Notwithstanding the above, if we determine that there is a material risk that we are required to withhold on any payments on the Notes, we may withhold on these payments at a 30% rate unless you submit a properly completed IRS Form W-8 appropriate to your circumstances that reduces or eliminates withholding.

Non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—

Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2023 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent will commit to take and pay for all of the Notes, if any are taken.

ANNEX A

ADDITIONAL TERMS OF THE NOTES

Optional Early Cash Conversion Procedures

To effect an Optional Early Cash Conversion of the Notes, you must instruct your broker or other person through whom you hold your Notes to take the following steps:

•                       deliver an Early Cash Conversion Notice, in proper form, which is attached as Annex B, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the Business Day prior to the first day of the applicable Optional Early Cash Conversion Period.  If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of Confirmation of Optional Early Cash Conversion, which is attached hereto as Annex C;

•                       deliver the signed Confirmation of Optional Early Cash Conversion to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•                       instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your Notes on the final Valuation Date in the relevant Optional Early Cash Conversion Period at a price per Note equal to an amount in cash equal to the sum of the Alternative Redemption Amounts for each of the 20 relevant Valuation Dates, facing Barclays DTC 5101; and

•                       cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Early Cash Conversion Payment Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers.  Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. If we do not receive your Early Cash Conversion Notice by 4:00 p.m., New York City time, or your Confirmation of Optional Early Cash Conversion  by 5:00 p.m., New York City time, on the Business Day prior to the first day of the applicable Optional Early Cash Conversion Period, your notice will not be effective and we will not redeem your Notes on the applicable Early Cash Conversion Payment Date.  Any Optional Early Cash Conversion instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Market Disruption Events

The Valuation Dates, the Maturity Date, the Optional Early Cash Conversion Payment Date and the payment at maturity or upon an Optional Early Cash Conversion are subject to postponement in the event of a market disruption event.  If a market disruption event occurs on any Valuation Date, such Valuation Date will be postponed until the next scheduled trading day on which no market disruption event occurs or is continuing; provided, however, if a market disruption event occurs or is continuing on each of the eight scheduled trading days following the originally scheduled Valuation Date, then (a) that eighth scheduled trading day shall be deemed to be the Valuation Date and (b) the Calculation Agent shall determine the VWAP of the Reference Asset for that eighth scheduled trading day based upon its good faith estimate of the VWAP on such day.  For a description of what constitutes a market disruption event with respect to the Reference Asset, please see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Adjustments to the Terms of the Notes

The Reference Asset and the Multiplier (which is initially 1.0) will be subject to adjustment in certain circumstances, as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, if a Reorganization Event or Additional Adjustment Event (each as defined in the prospectus supplement) occurs that would otherwise obligate the Calculation Agent to accelerate the maturity of the Notes, the Calculation Agent calculation shall instead adjust any variable of the Notes in a commercially reasonable manner (including, without limitation, the methodology used to calculate the Alternative Redemption Amount) that the Calculation Agent determines appropriate to account for the Reorganization Event or Additional Adjustment Event, as applicable.

ANNEX B

EARLY CASH CONVERSION NOTICE

To: YeeldsCoverage@barclays.com

Subject:  Cash-Settled Equity Linked Notes Linked to the Common Stock of Microsoft Corporation, Early Cash Conversion Notice, CUSIP No. 06738G8A1

[BODY OF EMAIL]

Name of holder:  [ ]

Number of Notes to be redeemed:  [ ]

First Valuation Date of Optional Early Cash Conversion Period:  [ ], 20[ ]

Contact Name:  [ ]

Telephone #:  [ ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the Notes are satisfied.

ANNEX C

CONFIRMATION OF OPTIONAL EARLY CASH CONVERSION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Dear Sir/Madam:

The undersigned holder of the Cash-Settled Equity Linked Notes Linked to the Common Stock of Microsoft Corporation due February 4, 2025 of Barclays Bank PLC (the “Issuer”) (CUSIP No. 06738G8A1) (the “Notes”) hereby elects to exercise the Optional Early Cash Conversion right in accordance with the terms of the Notes. This Optional Early Cash Conversion right relates to the principal amount of the Notes indicated below which are concurrently being delivered to the Trustee and the Calculation Agent, as of the date hereof (or, if this letter is received after 4:00 p.m., New York City time, on any Business Day, as of the next Business Day). Please date and acknowledge receipt of this notice in the space provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Issuer will deliver, or cause to be delivered, on the Early Cash Conversion Payment Date in accordance with the terms of the Notes an amount in cash equal to the sum of the Alternative Settlement Amounts for each of the 20 relevant Valuation Dates.

The undersigned certifies and acknowledges to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Notes indicated below its signature (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its Notes), (ii) it will cause the principal amount of the Notes to be converted early to be transferred to the Trustee concurrently with the delivery of this Early Cash Conversion Notice as required by the terms of the Notes and (iii) this instruction to convert the Notes early is irrevocable.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Notes to be converted early:

DTC # (and any relevant sub-account):
Contact

Name:
Telephone: